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                                                                    EXHIBIT 23.1

                          Independent Auditors' Consent



The Board of Directors and Stockholders of
Mission Resources Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-63562, 333-54798, 333-57827, 333-27707, 333-91326 and 333-111955) on Form
S-8 of Mission Resources Corporation of our report dated February 27, 2004, with respect to the consolidated balance sheets of Mission Resources Corporation (formerly Bellwether Exploration Company) and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of Mission Resources Corporation.

As discussed in note 2 to the consolidated financial statements, effective January 1, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations." As discussed in note 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted the provisions of SFAS No. 142, "Goodwill and other Intangible Assets." As discussed in note 2 to the consolidated financial statements, effective January 1, 2001, the Company adopted the provisions of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Instruments."



KPMG LLP


Houston, Texas
February 27, 2004